Kingsbarn Parallel Income Fund N-2/A

Exhibit 99(g)(1)

INVESTMENT MANAGEMENT AGREEMENT

KINGSBARN PARALLEL INCOME FUND

AGREEMENT effective as of this 1st day of May, 2023, by and between Kingsbarn Parallel Income Fund, a Delaware statutory trust (the “Fund”), and Kingsbarn Capital Management, LLC, a Nevada limited liability company (the “Adviser”).

WHEREAS, the Fund is a closed-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and is engaged in the business of supplying investment advice as an independent contractor;

WHEREAS, the Fund desires to retain the Adviser to render investment management services with respect to the Fund and the Adviser is willing to render such services; and

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.  APPOINTMENT AND ACCEPTANCE. The Fund hereby appoints the Adviser to act as Adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.  DUTIES OF ADVISER. The Fund employs the Adviser to furnish and manage a continuous investment program for the Fund. The Adviser will continuously review, supervise and (where appropriate) administer the investment program of the Fund, to (i) determine in its discretion (where appropriate) the securities to be purchased, held, sold or exchanged, (ii) provide the Fund with records concerning the Adviser’s activities which the Fund is required to maintain and (iii) render regular reports to the Fund’s officers and Trustees concerning the Adviser’s discharge of the foregoing responsibilities.

The Adviser shall discharge the foregoing responsibilities subject to the control of the Fund’s Board of Trustees (“Board”) and in compliance with such policies as the Board may from time to time establish, with the objectives, policies, and limitations for the Fund set forth in the Fund’s registration statement as amended from time to time, and with applicable laws and regulations.

3.  FUND TRANSACTIONS. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain “best execution,” considering the Fund’s investment objectives, policies, and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information, as the same may be amended, supplemented or restated from time to time, and resolutions of the Fund’s Board. The Adviser will promptly communicate to the officers and the Board such information relating to portfolio transactions as they may reasonably request.

It is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Fund to a broker-dealer in compliance with the provisions of

Section 28(e) of the Securities Exchange Act of 1934 or as described from time to time by the Fund’s Prospectus and Statement of Additional Information.

4.  EXPENSES. The Adviser will bear its own costs of providing services hereunder. Other than as herein specifically indicated or otherwise agreed to in a separate signed writing, the Adviser shall not be responsible for the Fund’s expenses, including the Fund’s ordinary operating expenses, brokerage, and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments.

5.  COMPENSATION OF THE ADVISER. For the services provided pursuant to this Agreement, the Fund shall pay to the Adviser a management fee (“Management Fee”) and an incentive fee (“Incentive Fee”). Any of the fees payable to the Adviser under this Section 5 for any partial month or calendar quarter shall be appropriately prorated.

(a)	The Management Fee is calculated at an annual rate of 1.50% of the Fund’s daily net assets and is payable quarterly in arrears.

(b)	The Incentive Fee is earned on Net Profits (after the deduction of any Loss Carryforward, as described below) less the Preferred Return. The Incentive Fee and shall be calculated and payable in arrears as of the end of each fiscal quarter beginning on and after the effective date of this Agreement. The Incentive Fee for each fiscal quarter shall be calculated as follows:

a.	No Incentive Fee shall be payable on Net Profits (after the deduction of any Loss Carryforward) which is less than the Preferred Return;
b.	100% of Net Profits (after the deduction of any Loss Carryforward) in excess of the Preferred Return up to the Catch-Up Amount shall be paid to the Adviser (such amount, the “Catch Up Incentive Fee”);
c.	10% of Net Profits (after the deduction of any Loss Carryforward) in excess of the sum of the Preferred Return and the Catch Up Amount shall be paid to the Adviser.

(c)	For purposes of this Section 5:

“Net Profits” means the amount by which the net asset value of the Fund on the last business day of the quarter exceeds the net asset value of the Fund as of last business day of the prior quarter, plus the amount of any distributions made to Shareholders during the period. In the event that Net Profits is less than zero (such amount, a “Net Loss”), the cumulative amount of any Net Losses shall be aggregated and such amount (“Loss Carryforward”) shall be used to reduce Net Profits in future quarters until the Loss Carryforward amount is zero.

“Preferred Return” equals the average daily net assets for the quarter multiplied by an annual rate of 7.50%.

“Catch Up Amount” equals Net Profits (after the deduction of any Loss Carryforward) for the quarter minus the sum of the Preferred Return and 10% of the Net Profits for the quarter.

All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

6.  BOOKS AND RECORDS. The Adviser will maintain all books and records with respect to the securities transactions of the Fund and will furnish to the Fund’s Board such periodic and special reports as the Board may reasonably request. The Fund and the Adviser agree to furnish to each other, if applicable, current registration statements, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Adviser on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request.

7.  STATUS OF ADVISER. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

8.  LIMITATION OF LIABILITY AND INDEMNIFICATION OF ADVISOR.

(a) In the absence of willful misfeasance, gross negligence or reckless disregard of its obligations to the Fund, the Adviser and any partner, director, officer or employee of the Adviser, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, will not be liable for any error of judgment, mistake of law or for any act or omission by the person in connection with the performance of services to the Fund, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby.

(b) The Fund shall indemnify, to the fullest extent permitted by law, the Adviser, or any member, manager, officer or employee of the Adviser, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives, against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Fund, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, gross negligence or reckless disregard of its obligations to the Fund. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section  to the fullest extent permitted by law.

(c) The Adviser shall indemnify, to the fullest extent permitted by law, the Fund and all controlling persons of the Fund (as described in Section 15 of the Securities Act of 1933, as amended), against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Adviser, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, gross negligence or reckless disregard of its obligations to the Adviser. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section  to the fullest extent permitted by law.

9.  AUTHORITY; NO CONFLICT. The Adviser represents, warrants and agrees that: it has the authority to enter into and perform the services contemplated by this Agreement; and the execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Adviser or any of its affiliates are a party.

10.  NO LICENSE OF ADVISOR’S NAME. The parties agree that the name of the Adviser, the names of any affiliates of the Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Adviser and its affiliates. If the Fund makes any unauthorized use of the Adviser’s names, derivatives, logos, trademarks, or service marks or trade names, the parties acknowledge that the Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

11.  DURATION AND TERMINATION.

(a) Term and Effectiveness. This Agreement shall become effective upon the latest of (i) the approval by a vote of a majority of those Trustees of the Board who are not parties to this Agreement or “interested persons” of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval; (ii) the approval of a majority of the Fund’s outstanding voting securities, if required by the 1940 Act; and (iii) the commencement of the Fund’s investment operations. Unless sooner terminated as provided herein, this Agreement shall remain in effect for an initial term of two years, and thereafter shall continue in effect for successive terms of not more than one year, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the interest holders of any Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

Notwithstanding the foregoing, this Agreement may be terminated as to the Fund at any time, without the payment of any penalty by vote of a majority of members of the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on sixty (60) days written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

As used in this Section 12, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

12.  NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

If to the Adviser:

Kingsbarn Capital Management, LLC

1645 Village Center Circle, Suite 200

Las Vegas, NV 89134

Phone:  702-454-9000

Fax: 702-454-9001

         If to the Fund:

Kingsbarn Parallel Income Fund

8730 Stony Point Parkway, Suite 205

Richmond, Virginia 23235

Phone:  804-267-7400

Fax: 804-330-5809

13.  SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14.  AMENDMENTS. This Agreement may only be amended in conformity with the requirements of the 1940 Act.

15.  COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart. To facilitate execution of this Agreement, the parties may execute and exchange the signature page by facsimile or PDF counterparts. Further, the parties agree that electronic signatures, such as DocuSign or similar electronic signing software, will be deemed to be originals.

16.  ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings, and arrangements with respect to the subject matter hereof.

17.  GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. Any action arising out of this Agreement shall be brought exclusively in the state or federal courts of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

KINGSBARN PARALLEL INCOME FUND

/s/ David A. Bogaert
By: David A. Bogaert
Title: President

KINGSBARN CAPITAL MANAGEMENT, LLC

/s/ Jim J. Fowler
By: Jim J. Fowler
Title: Chief Investment Officer